CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Highlands Acquisition Corp.

We hereby consent to the use in the Prospectus constituting part of Amendment No. 2 to the Registration Statement on Form S-1 of our report dated June 4, 2007, except for the fourth paragraph of Note 1 and Note 7, as to which the date is July 16, 2007, on the financial statements of Highlands Acquisition Corp. as of May 4, 2007 and for the period from April 26, 2007 (inception) to May 4, 2007, which appears in such Prospectus. We also consent to the reference to our Firm under the caption ‘‘Experts’’ in such Prospectus.

GOLDSTEIN GOLUB KESSLER LLP
New York, New York

August 30, 2007